Exhibit 99.1

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF GEORGIA

ATLANTA DIVISION

JOHN NOBLE, Individually and On Behalf of All Others Similarly Situated,	)
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Plaintiff,	)
	)	Civil Action No.
v.	)
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	)	CLASS ACTION
BOLAND T. JONES, JOHN CASSIDY, K. ROBERT DRAUGHON, JOHN HARRIS, W. STEVEN JONES, RAYMOND PIRTLE, J. SMITH, and PREMIERE GLOBAL SERVICES, INC.,	)	COMPLAINT FOR
	)	VIOLATIONS OF
	)	SECTIONS 14(a) AND 20(a)
	)	OF THE SECURITIES
	)	EXCHANGE ACT OF 1934
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	)	JURY TRIAL DEMANDED
Defendants.	)
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CLASS ACTION COMPLAINT

Plaintiff John Noble (“Plaintiff”), on behalf of himself and all others similarly situated, after an examination and inquiry conducted by and through his attorneys, alleges the following upon information and belief, except as to those allegations pertaining to Plaintiff, which are alleged upon personal knowledge:

NATURE OF THE ACTION

1. This is a stockholder class action complaint on behalf of the holders of the common stock of Premiere Global Services, Inc. (“PGI” or the “Company”) against PGI and its Board of Directors (the “Board”), for their violations of Sections

14(a) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14a-9 promulgated thereunder, in connection with the proposed sale of the Company to Siris Capital Group (“Siris”) through its affiliates, Pangea Private Holdings II, LLC (“Parent”) and Pangea Merger Sub Inc. (“Merger Sub”) for $14.00 per share (the “Proposed Transaction”).

2. Defendants have violated the above-referenced Sections of the Exchange Act by causing a materially incomplete and misleading Schedule 14A Proxy Statement (“Proxy”) to be filed with the U.S. Securities and Exchange Commission (“SEC”) on October 26, 2015. The Proxy recommends that PGI stockholders vote in favor of approving the Proposed Transaction following an unfair process, in exchange for the inadequate consideration of only $14.00 per share in cash (the “Merger Consideration”), and without disclosing all material information concerning the Proposed Transaction to Company stockholders. A special meeting of PGI stockholders to vote on the Proposed Transaction is scheduled for December 3, 2015.

3. First, the Merger Consideration that Siris has offered to PGI’s public stockholders is grossly unfair and inadequate because the intrinsic value of PGI’s common stock is materially in excess of the amount offered, giving due consideration to, among other things, the Company’s growth and anticipated operating results, net income, and profitability. As detailed herein, the Company enjoyed “record financial performance” throughout 2015, largely the result of its booming software as a service (“SaaS”) product segment. PGI most recently reported financial results for the second quarter 2015, on July 30, 2015. For the quarter, unified communications and collaboration (“UC&C”) SaaS non-GAAP revenue grew 72%, totaling $20.7 million, compared to $12.0 million in the second quarter of 2014. For the first six months of 2015, UC&C SaaS non-GAAP revenue grew 75%, totaling $39.7 million, compared to $22.7 million in the first six months of 2014. Accordingly, the Merger Consideration does not reward stockholders for the Company’s recent and anticipated success, nor does it justify the Individual Defendants’ abandonment of the Company’s carefully conceived corporate strategy as its SaaS product segment continues to flourish.

4. Second, the process by which Defendants propose to consummate the Proposed Transaction is fundamentally unfair to Plaintiff and the other common stockholders of PGI. As revealed by the Proxy, the Merger Agreement is the result of an expedited six month, single-bidder process, locked-up in favor of Siris through an unnecessary exclusivity period and certain preclusive standstill provisions. Throughout the substantive sales process, the Company never sought out competing interest from any other party, and only belatedly explored alternatives during the post-signing “go-shop” period. Making matters worse, during the go-shop period, the Company was contractually obligated to require any interested party to execute a confidentiality agreement containing a standstill provision, which the Board was precluded from amending, modifying, waiving, or releasing. Additionally, throughout the go-shop period, the Company would also be forced to pay a substantial termination fee in order to accept a competing offer.

5. Third, Defendants have now asked PGI’s stockholders to support the Proposed Transaction based upon the materially incomplete and misleading representations and information contained in the Proxy. Specifically, the Proxy contains materially incomplete and/or misleading information concerning: (i) the Company’s financial projections; (ii) the financial analyses of the Proposed Transaction performed by PGI’s financial advisor, Allen & Co. (“Allen”); and (iii) the background of the Proposed Transaction. Without this information PGI stockholders are unable to knowledgably vote for or against the Proposed Transaction or exercise their state law appraisal rights.

6. In short, for these reasons and as set forth in detail herein, the Proposed Transaction is designed to unlawfully divest PGI’s public stockholders of the Company’s valuable assets following a flawed, self-serving sales process, in exchange for inadequate consideration, and without fully disclosing all material information concerning the transaction to the Company’s stockholders. To remedy Defendants’ Exchange Act violations, Plaintiff seeks injunctive relief preventing consummation of the Proposed Transaction unless and until the material information discussed below is disclosed to PGI’s stockholders. Without this information, Plaintiff and PGI shareholders will be prevented from intelligently and rationally deciding for themselves whether they approve of the merger or desire to seek appraisal.

JURISDICTION AND VENUE

7. This Court has jurisdiction over the claims asserted herein for violations of Sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9 promulgated thereunder pursuant to 28 U.S.C. § 1331 and Section 27 of the Exchange Act.

8. This Court has jurisdiction over the defendants named herein because each is either a corporation that conducts business in and maintains operations in this District, or is an individual who has sufficient minimum contacts with this District so as to render the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

9. Venue is proper in this District pursuant to 28 U.S.C. §1391 and Section 27 of the Exchange Act because Plaintiff’s claims arose in this District, where a substantial portion of the actionable conduct took place, where most of the documents are electronically stored, and where the evidence exists. PGI is incorporated in Georgia and is headquartered in this District. Moreover, each of the Individual Defendants, and Company officers and/or directors, either reside in this District or have extensive contacts within this District

PARTIES

10. Plaintiff is, and at all material times was, a stockholder of PGI throughout the wrongs complained of herein.

11. Boland T. Jones (“Jones”) founded PGI in 1991 and has been its Executive Chairman since September 1993 and Chief Executive Officer (“CEO”) since July 1991.

12. John Cassidy (“Cassidy”) has been a member of the Board since April 21, 2015. Cassidy is also a member of the Audit Committee.

13. K. Robert Draughon (“Draughon”) has been a member of the Board since 2011. Draughon is the Chairman of the Audit Committee and a member of the Compensation Committee. Draughon is also the Chief Operating Officer of glendonTodd Capital LLC, where he works with Defendant Harris (defined herein).

14. John Harris (“Harris”) has been a member of the Board since November 24, 2003. Harris is the Chairman of both the Compensation and Nominating and Corporate Governance Committees. Harris is also the Operating Partner of glendonTodd Capital LLC, where he works with Defendant Draughon.

15. W. Steven Jones (“Steven Jones”) has been a member of the Board since April 18, 2007. Jones is also a member of the Audit Committee.

16. Raymond Pirtle (“Pirtle”) has been a member of the Board since June 1997. Pirtle is also a member of the Audit Committee.

17. J. Smith (“Smith”) has been a member of the Board since June 2001. Smith is also a member of the Nominating and Corporate Governance Committee.

18. Defendant PGI is the world’s largest dedicated provider of collaboration software and services, with its principal place of business located at 3280 Peachtree Road, NE, Suite 1000, Atlanta, Georgia 30305. The Company is traded on the New York Stock Exchange under the ticker symbol “PGI.”

CLASS ACTION ALLEGATIONS

19. Plaintiff brings this action, pursuant to Rule 23 of the Federal Rules of Civil Procedure, individually and on behalf of all holders of the common stock of PGI, and their successors in interest, who have been and will be harmed by the wrongful conduct of the Defendants as alleged herein (the “Class”). The Class excludes Defendants, and any person, firm, trust, corporation or other entity related to, affiliated with, or controlled by any of the Defendants, as well as the immediate families of the Defendants.

20. Plaintiff’s claims are properly maintainable as a class action under Rule 23 of the Federal Rules of Civil Procedure.

21. The Class is so numerous that joinder of all members is impracticable. As of August 4, 2015, there were approximately 46,808,447 shares of PGI stock issued and outstanding. Upon information and belief, these shares are held by hundreds or thousands of beneficial holders scattered throughout the United States, and are so numerous that it is impracticable to bring them all before this Court. All members of the Class may be identified from records maintained by PGI or its transfer agent and may be notified of the pendency of this action by mail, using forms of notice similar to that customarily used in securities class actions.

22. Questions of law and fact exist that are common to the Class and predominate over questions affecting any individual Class member, including, among others: (i) whether Defendants have violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder; (ii) whether the Individual Defendants have violated Section 20(a) of the Exchange Act; and (iii) whether Plaintiff and the other members of the Class would suffer irreparable injury were the Proposed Transaction consummated as presently anticipated.

23. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class, and Plaintiff has the same interests as the other members of the Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

24. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for Defendants, or adjudications with respect to individual members of the Class, which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

25. Preliminary and final injunctive relief on behalf of the Class as a whole is entirely appropriate because Defendants have acted, or refused to act, on grounds generally applicable and causing injury to the Class.

SUBSTANTIVE ALLEGATIONS

PGI’s Background and Strong Financial Outlook

26. Founded in 1991 by Defendant Jones, PGI is a multinational corporation and global provider of conferencing and collaboration solutions. Its products include audio conferencing, web conferencing, webcasting, video conferencing, and virtual meeting solutions such as iMeet and GlobalMeet. Most recently, PGI has released, and profited from the exponential growth of, its SaaS and cloud computing solutions.

27. The Company has performed well financially, both historically and recently. Historically, PGI reported fourth quarter and full-year 2013 results on February 20, 2014. For the fourth quarter 2013, net revenues increased approximately 7.0% to $134.6 million, compared to $125.8 million in the fourth quarter of 2012. For the full-year 2013, net revenues totaled $526.9 million, compared to $505.3 million in 2012. The Company also successfully grew its revenue from PGI SaaS products nearly 75% to approximately $31 million over the course of the year.

28. The success of 2013 translated well into 2014, with the Company reporting first quarter 2014 results on April 24, 2014. In the first quarter of 2014, net revenues increased nearly 11% to $143.2 million, compared to $129.5 million in the first quarter of 2013. Revenue from PGI SaaS products also increased more than 50% to $10.7 million. Defendant Jones commented positively on the results and the Company’s outlook for the future:

We are pleased to have outperformed our first quarter plan in every major category. We continue to be delighted by the strong market response to our SaaS-based collaboration solutions and the success we are having in upgrading customers to these highly differentiated products. We plan to continue to invest in driving higher sales of our SaaS products, and we believe that 2014 will be another year of solid growth and higher profitability for PGi. (Emphasis Added).

29. Proving Defendant Jones right, for the second quarter 2014, reported on July 17, 2014, the Company reported record level financial results. For the quarter, net revenues increased 9.2% to $144.3 million, compared to $132.2 million in the second quarter of 2013. For the first six months of 2014, net revenues grew nearly 10% to $287.5 million, compared to $261.7 million in the first six months of 2013. Revenue from PGI SaaS products also increased over 50% in the second quarter, to approximately $12 million. Defendant Jones celebrated the results:

We are pleased with the continuing solid trends in our global business and, in particular, the increasing momentum in sales of our SaaS-based collaboration products. We generated SaaS revenue of approximately $12 million in the second quarter, representing over 50% year-over-year growth and our highest sequential increase ever in this important revenue category. We ended the quarter with strong sales pipelines and an annual revenue run-rate of over$48 million from these high-value, high-margin products. Consistent with our ongoing strategy, we plan to accelerate our investments in driving higher sales of these next-generation collaboration products this year, as we work to further accelerate the positive transition in our business toward a SaaS model.

30. Remarkably, the Company was able to sustain this momentum for the remainder of 2014 and into 2015. On October 23, 2014, PGI reported results for the third quarter 2014, including that net revenues increased 7.5% to $140.4 million, compared to $130.6 million in the third quarter of 2013. For the first nine months of 2014, net revenues grew 9.1% to $427.9 million, compared to $392.2 million in the first nine months of 2013.

31. On February 17, 2015, the Company reported fourth quarter and full year 2014 results. In the fourth quarter of 2014, net revenue increased to $139.2 million, compared to $134.6 million in the fourth quarter of 2013. SaaS revenue grew 79% year-over-year, totaling $17.4 million in the fourth quarter of 2014, compared to $9.7 million in the fourth quarter of 2013. For the full-year 2014, net revenue total $567.1 million, compared to $526.9 million in 2013. SaaS revenue grew 58% year-over-year, totaling $53.2 million in 2014, compared to $33.6 million in 2013.

32. More recently, the Company continued to experience record level financial success and growth in its SaaS product segment throughout 2015. On April 23, 2015, PGI reported first quarter 2015 results. For the quarter, UC&C SaaS revenue grew 77%, totaling $19.0 million in the first quarter of 2015, compared to $10.7 million in the first quarter of 2014. Defendant Jones was optimistic regarding the Company’s performance for the remainder of the fiscal year:

PGi’s top strategic priority is to acquire new customers with our collaboration and communications software suite, while continuing to transition our phone-based conferencing customers to these high-value products. We have a strong and successful product strategy, built to address the individual needs of our customers—with our expanding iMeet® and GlobalMeet® portfolios targeting the enterprise and SMBs, and our market-leading Microsoft® Skype for Business practice, through our acquisition of Modality Systems, primarily serving our largest customers.

It is clear to us that our strategy is working, with constant-currency growth of over 80% in our UC&C SaaS revenue and a record $6 million in incremental annual contract value (ACV) bookings sold in the first quarter, led by our strongest new customer acquisition performance yet. Our sales pipelines are at record highs, and we remain optimistic in our outlook for the remainder of the year. (Emphasis Added).

33. As it turned out, Defendant Jones’s optimism was well-founded. On July 30, 2015, the Company reported record level financial results for the second quarter of 2015. For the quarter, UC&C SaaS non-GAAP revenue grew 72%, totaling $20.7 million in the second quarter of 2015, compared to $12.0 million in the second quarter of 2014. For the first six months of 2015, UC&C SaaS non-GAAP revenue grew 75%, totaling $39.7 million, compared to $22.7 million in the first six months of 2014. Defendant Jones was “thrilled” with the results:

We are thrilled to report another quarter of record performance, as we further accelerated the transition of our business to a SaaS model, while continuing to drive meaningful increases in our profitability. It is clear to us that our strategy is working, with record incremental annual contract value (ACV) bookings of over $7 million sold in the second quarter and our highest gross margin percent in over five years. With sales pipelines at a record high and continuing overall momentum in our global business, we remain optimistic in our outlook for the remainder of the year. (Emphasis Added).

34. Yet despite being “thrilled” and “optimistic” regarding the Company’s future and sustained profitability, Defendant Jones and the Board entered into the Merger Agreement on September 10, 2015, for only $14.00 per share. The Merger Consideration is substantially below the inherent value of the Company, its historical and recent financial performance, and in particular, the value rapidly being reflected by the Company’s growing SaaS product segment. The Proposed Transaction now acts as an artificial ceiling on the growth of that segment, and the value to be received by PGI stockholders. As a result, a buy-out of PGI’s public stockholders on the terms offered will deny Class members their right to share proportionately and equitably in the true value of PGI’s valuable and profitable business, and in further growth in profits and earnings.

The Flawed Process Leading to the Proposed Transaction

35. As revealed by the Proxy, the Merger Agreement is the result of an expedited six month, single-bidder process locked-up in favor of Siris through an unnecessary exclusivity period and certain preclusive standstill provisions.

Throughout the substantive sales process, the Company never sought out competing interest from any other party, and only belatedly explored alternatives during the post-signing “go-shop” period. Making matters worse, during the go-shop period the Company was contractually obligated to require any interested party to execute a confidentiality agreement containing a standstill provision, which the Board was precluded from amending, modifying, waiving, or releasing. Additionally, throughout the go-shop period, the Company would also be forced to pay a substantial termination fee in order to accept a competing offer.

36. The sales process leading to the Proposed Transaction really began in March 2015, although the Company briefly explored strategic alternatives in late 2013. Specifically, in November 2013, PGI first engaged Allen to explore potential strategic alternatives to expand PGI’s business and enhance stockholder value. To this end, Allen contacted 12 strategic parties, none of which expressed an interest in a possible acquisition of PGI. The Proxy does not disclose whether any party expressed an interest in a strategic alternative other than an acquisition of the Company, including for example, a merger, strategic alliance, reseller relationship, or other partnership opportunity. Allen would later be re-engaged to act as the Company’s financial advisor in its sale to Siris.

37. In May 2014, William Blair & Company LLC (“William Blair”) contacted Siris and offered to connect Siris with PGI senior management. The Proxy does not disclose the implied preexisting relationship between William Blair and Siris, and William Blair and certain members of PGI senior management. William Blair would later be engaged to act as Siris’s financial advisor in the Proposed Transaction.

38. The Proxy reveals that “high-level discussions” between Siris and PGI began in fall of 2014, following William Blair’s contact with Siris and PGI senior management. The Proxy does not reveal any additional information relating to these discussions, or whether any party previously contacted in 2013 was contacted at this time. In January 2015, discussions between Siris and PGI were inexplicably terminated. The Proxy does not disclose any information relating to the termination of discussions at this time.

39. Discussions were reinitiated between the parties in March 2015, when Siris approached PGI to resume discussions regarding a potential acquisition of PGI. From this point forward, the parties negotiated exclusively at all times until the execution of the Merger Agreement. The Proxy does not disclose any information or the underlying factors driving the termination of discussions in January 2015, and sudden re-initiation of discussions only two months later, in March 2015. Nonetheless, the parties executed a confidentiality agreement on May 12, 2015.

40. During May and June 2015, PGI and Siris conducted in-person meetings between Siris and certain undisclosed representatives of PGI. The Proxy therefore does not disclose which members of PGI’s Board or executive team were present at these meetings, despite that they were effectively equipped with leading substantive discussions concerning the Proposed Transaction.

41. On May 22, 2015, Siris submitted to PGI a non-binding indication of interest to acquire all of the outstanding shares of PGI common stock at a price of $13.50-$14.50 per share. The Proxy does not disclose the aggregate transaction value represented by this indication of interest, and further does not disclose if the Board ever responded to this indication of interest. Moreover, without bothering to provide a rationale, the Proxy discloses that Siris believed a pre-signing market check by PGI would be unnecessary.

42. Following this offer, certain undisclosed representatives of PGI and Siris met to discuss due diligence. Again, the Proxy does not disclose which members of PGI’s Board or executive team were present at these meetings, despite that they were effectively equipped with leading substantive discussions concerning the Proposed Transaction.

43. Without disclosing the Board’s response to Siris’s May 22, 2015 indication of interest, the Proxy reports that Siris sent a revised non-binding indication of interest to PGI on July 17, 2015, of $13.75 per share. Again, the Proxy does not disclose the aggregate transaction value represented by this indication of interest. Concomitant with its revised indication of interest, Siris indicated that it was revising its proposal toward the lower end of its previously indicated range of $13.50-$14.50 per share due to “concerns relating to the risks posed by large established telecommunications players and well-funded unified communications market disruptors as the industry continues to evolve.” The Proxy provides no further information relating to the specific “concerns” or “risks” which resulted in the downward adjustment of the offer price.

44. On July 27, 2015, the Board held a regularly scheduled meeting and discussed the revised indication of interest submitted by Siris on July 17, 2015. First, the Board re-engaged Allen as PGI’s financial advisor. Second, the Board authorized the establishment of an ad hoc committee, referred to as the negotiation committee, to review, evaluate, and negotiate the terms of a potential transaction with Siris. The Board then appointed Defendants Harris, Cassidy, and Draughon to the negotiation committee, although the Proxy does not disclose the criteria used to select these Defendants or provide a clear explanation of the committee’s role and responsibilities throughout the sales process going forward. Regardless, the Board also authorized senior management of PGI to continue discussions with Siris regarding its offer. The Proxy does not disclose why senior management was directed to continue negotiations when the Board had just authorized a negotiation committee.

45. Between the end of July and August 2015, the parties conducted due diligence, with several meetings between undisclosed representatives of PGI and Siris. On August 12, 2015, the Board held a special meeting to again discuss Siris’s revised indication of interest. At this meeting, the Board discussed “the concerns raised in Siris’s revised indication of interest.” Again, the Proxy does not disclose any further information relating to the specific “concerns” or “risks” which resulted in the downward adjustment of Siris’s offer price on July 17, 2015. Notwithstanding, the Board authorized the negotiation committee to enter into a 30-day exclusivity arrangement with Siris in exchange for an increase in Siris’s offer price to $14.00 per share. No rationale or explanation is provided in the Proxy for the Board’s decision to grant Siris an exclusivity arrangement, given that negotiations had been exclusive the entire sales process.

46. The same day, Allen communicated a counter proposal to Siris on behalf of PGI, consisting of a 30-day exclusivity arrangement, a purchase price of $14.00 per share, a 45-day “go-shop” period, and a two-tiered termination fee ranging from 1.5% to 3% of the equity value of the transaction. The next day, August 13, 2015, PGI and Siris entered into a 30-day exclusivity agreement, and the parties’ respective counsel began to draft and exchange drafts of the merger agreement.

47. Thereafter, throughout the remainder of August, a number of meetings were held between undisclosed members of PGI senior management and Siris. Simultaneously, the parties’ legal counsel exchanged numerous drafts of the merger agreement.

48. On September 2, 2015, the negotiating committee held a meeting to review the most recent version of the merger agreement and the “significant changes to the merger agreement proposed by Siris.” The Proxy does not disclose any information relating to the specific changes to the merger agreement proposed by Siris. At this meeting, Allen discussed a list of potential parties to contact during the go-shop period, which included all of the parties contacted in 2014. The Proxy never reveals whether the parties contacted in 2014 were actually contacted during the go-shop period.

49. The parties’ legal counsel continued to exchange drafts of the merger agreement until, on September 9, 2015, the Board convened an in-person special meeting to consider the Proposed Transaction and the merger agreement. The following day, on September 10, 2015, the Board met again and approved the Proposed Transaction following a fairness presentation by Allen. The definitive merger agreement was executed after the market closed on the same day. On September 10, 2015, the Company announced the Proposed Transaction.

The Proposed Transaction

50. On September 10, 2015, PGI and Siris issued a joint press release (the “Press Release”) announcing that they had entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) whereby Siris would purchase all outstanding PGI shares for only $14.00 per share in cash, for an aggregate purchase price of approximately $1 billion including debt.

51. The Press Release stated in pertinent part:

ATLANTA, Sept. 10, 2015 /PRNewswire/ — Premiere Global Services, Inc. (“PGi”) (NYSE: PGI), the world’s largest dedicated provider of collaboration software and services, today announced that it has entered into a definitive agreement to be acquired by funds managed or advised by Siris Capital Group, LLC (“Siris”) in a transaction valued at approximately $1 billion.

Under the terms of the agreement, Siris will acquire all of the outstanding common stock of PGi for $14.00 per share in cash, representing a premium of approximately 23 percent over the closing price on September 10, 2015, and approximately 32 percent over PGi’s volume-weighted average share price during the 90 days ended September 10, 2015. The agreement was unanimously approved by PGi’s Board of Directors, which recommended that PGi’s shareholders approve and adopt the merger agreement with Siris. A special meeting of PGi’s shareholders will be held as soon as practicable following the filing of a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”) and subsequent mailing to shareholders.

PGi may solicit alternative acquisition proposals from third parties during a 45-day “go-shop” period, following the date of execution of the merger agreement. There is no guarantee that this process will result in a superior proposal, and the merger agreement provides Siris with a customary right to match a superior proposal.

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52. The Proposed Transaction significantly undervalues the Company’s historical and recent performance. As of October 26, 2015, the Company had a 50- day moving average of $13.42 per share, over which the Merger Consideration represents a negligible premium of only 4%. The $14.00 per share Merger Consideration is also below recent analyst price targets, including one by analysts at Zacks on October 22, 2015 of $15.00 per share.

53. What is more, the Company has recently begun to experience exponential growth in its SaaS products segment, most recently reporting UC&C SaaS non-GAAP revenue had grown 75% year-over-year, totaling $39.7 million for the first six months of 2015, compared to $22.7 million in the first six months of 2014. However, rather than capitalize on this growing product segment and return value to stockholders, the Board entered into the Merger Agreement with Siris to take the Company private and deprive PGI stockholders of the opportunity to participate in the growth of the Company they have loyally invested in.

The Preclusive Deal Protection Devices in the Merger Agreement

54. In addition to conducting an inherently flawed single-bidder process, the Proposed Transaction is also unfair because, as part of the Merger Agreement, Defendants agreed to certain onerous and preclusive deal protection devices that operate conjunctively to make the Proposed Transaction a fait accompli and ensure that no competing offers will emerge for the Company.

55. As an initial matter, the Merger Agreement contains terms that would have all potential bidders contacted during the go-shop period locked down by standstill agreements before they can receive non-public Company information – standstill agreements which the PGI Board cannot waive without breaching the Merger Agreement.

56. Specifically, the PGI Board agreed to a provision in the Merger Agreement that contractually obligates the Company to execute a confidentiality agreement, containing a standstill, with every interested party contacted during the go-shop before that party can receive information necessary to make a competing bid:

Go-Shop Period

From the date of the merger agreement until 11:59 p.m. Atlanta, Georgia time on October 25, 2015, which period we refer to as the go-shop period, PGi and its subsidiaries were permitted to, directly or indirectly:

•	initiate, solicit and encourage any inquiry or the making of any proposals or offers that could constitute acquisition proposals;

•	engage in, enter into, maintain or continue or otherwise participate in discussions or negotiations with respect to potential acquisition proposals or otherwise cooperate with, or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations;

•	provide access to information (including nonpublic information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, PGi and its subsidiaries, provided that

•	Prior providing such access, PGi entered into a confidentiality agreement with such person containing terms that were not materially less favorable, in the aggregate, to PGi than the material terms contained in the confidentiality agreement, dated May 12, 2015, between PGi and Siris, which type of agreement we refer to as an acceptable confidentiality agreement, provided, that such confidentiality agreement must contain a “standstill” or similar provisions and otherwise prohibit the making or amendment of any acquisition proposal (subject to an exception to permit making confidential proposals to the Board) and may not have confidentiality provisions that terminate prior to the two-year anniversary of the date the agreement is entered into. (Emphasis Added).

57. Indeed, the Merger Agreement defines an “Acceptable Confidentiality Agreement” as one that “must contain ‘standstill’ or similar provisions and otherwise prohibit the making or amendment of any Acquisition Proposal.”

58. The PGI Board further agreed to a provision in the Merger Agreement that prohibits the Company from releasing any subject party from its standstill agreement:

No-Shop Period

If a person or group had made an acquisition proposal before the end of the go-shop period such a person or group could have been deemed an “excluded party” under the merger agreement if the Board had determined in good faith, after consultation with outside legal counsel, that the failure to furnish non-public information pursuant to an acceptable confidentiality agreement to such party and to engage in negotiations or discussions with such party would be inconsistent with the Board’s fiduciary duties under applicable law and the Board had determined in good faith, after consultation with its outside legal counsel and its financial advisor, that such acquisition proposal constitutes or could be expected to result in a superior proposal. Because no person or group made an acquisition proposal before the end of the go-shop period, no person or group is or will be deemed an “excluded party” under the merger agreement.

Except as otherwise provided in the merger agreement, following the end of the go-shop period until the effective time of the merger or, if earlier, the termination of the merger agreement, which period we refer to as the no-shop period, PGi may not, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or encourage the submission of any acquisition proposal or any inquiry or indication of interest related thereto;

•	enter into or participate in any discussions or negotiations with any third party that is seeking to make, or has made, an acquisition proposal;

•	amend, modify or grant any waiver or release under, any standstill, confidentiality or similar agreement of PGi or any of its subsidiaries;

•	approve any transaction under, or any person becoming an “interested shareholder” under, Section 14-2-1132 of the GBCC; or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument, relating to an acquisition proposal, which type of agreement we refer to as an alternative acquisition agreement. (Emphasis Added).

59. Atypically, there is no catch-all “fiduciary out” contained in the Merger Agreement which would explicitly permit the Board to amend, modify, or grant any waiver or release under any standstill provision. In effect, these standstill provisions would have a chilling effect on the making of a topping bid because any aggrieved diligence party who would like to present a superior offer would not only be exposing itself to breach of contract claims with PGI, but would also expose itself to tortious interference with contract claims from Siris.

60. The go-shop period provided for in the Merger Agreement commenced on September 10, 2015 and expired at 11:59 pm (Atlanta, Georgia time) on October 25, 2015. In the go-shop process, the Company received requests for additional information from six parties. To receive such information, these six parties would have had to execute a confidentiality agreement containing a standstill provision. Ultimately, only three parties negotiated and entered into confidentiality agreements with PGI and were provided with non-public information relating to PGI. No party contacted during the go-shop made a competing bid for the Company during the go-shop period. The three interested parties still subject to standstill provisions are contractually precluded from making a competing bid for the Company now that the go-shop period has expired.

61. Embedding this type of provision in the Merger Agreement, absent extraordinary steps in the bidding process to justify use of the provision, is the antithesis of value maximization and deprives PGI stockholders of any possibility of a topping bid.

62. Next, the Merger Agreement contains a No-Solicitation clause in which the Company must immediately cease and terminate any existing discussions with other interested parties following the expiration of the go-shop. In fact, Section 6.03(b) of the Merger Agreement expressly prohibits the Company from soliciting any Acquisition Proposals and forces the Company to cease any communications already occurring, stating:

[N]either the Board of Directors (nor any committee thereof) shall make any Adverse Recommendation Change or (ii) authorize, adopt, approve, recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any Alternative Acquisition Agreement. Subject to the remainder of this Section 6.03, from the No-Shop Period Start Time until the Effective Time, the Company shall not, and the Company shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal or any inquiry or indication of interest related thereto, (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, an Acquisition Proposal.

63. Section 6.03(e) grants Siris recurring and unlimited information rights, which gives PGI only forty-eight (48) hours to provide Siris unfettered access to confidential, non-public information about competing proposals from third parties, which Siris can then use to prepare a matching bid.

64. Relatedly, in the event a superior proposal is received, Section 6.03(d) grants Siris at least three (3) business days to negotiate with PGI, amend the terms of the Merger Agreement, and make a counter-offer that only matches any superior third-party offer, stating:

(d) Match Right. The Board of Directors shall not make an Adverse Recommendation Change pursuant to Section 6.03(c)(ii) or Section 6.03(c)(iii)…or otherwise, unless: (i) the Company promptly notifies Parent, in writing at least three Business Days before taking that action (such three Business Day period, the “Negotiation Period”), of its intention to do so…(iii) during the Negotiation Period, the Company negotiates, and causes its Representatives to negotiate, in good faith with Parent, to the extent Parent wishes to negotiate, with respect to any proposed changes by Parent to the terms and conditions of this Agreement and, if applicable, the other Transaction Documents or the transactions contemplated hereby or thereby (or with respect to other proposals made by Parent), and (iv) the Board of Directors determines in good faith (after consultation with its outside legal counsel and after considering in good faith any offer or proposal made by Parent during the Negotiation Period) that (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal pursuant to Section 6.03(c)(ii), or (B) in the case of an Adverse Recommendation Change to be made in response to an Intervening Event pursuant to Section 6.03(c)(iii), the failure to effect an Adverse Recommendation Change would be inconsistent with the Board of Directors fiduciary duties under Applicable Law; provided that any material revisions to the terms of a Superior Proposal, including any revision in price, shall require a new notice pursuant to clauses (i) and (ii) above and the Negotiation Period shall be extended to ensure that at least 48 hours remain in the Negotiation Period subsequent to the time the Company notifies Parent of any such material revisions (it being agreed that there may be multiple such revisions).

65. This matching rights provision essentially ensures that no superior bidder will emerge, as any potential suitor will be unlikely to expend the time, cost and effort to perform due diligence and make a superior proposal while knowing that Siris will become aware of its bid and the details and terms thereof and can easily top it. As a result, the matching rights provision unreasonably favors Siris, to the detriment of PGI’s public stockholders.

66. And finally, Section 6.5(b) of the Merger Agreement requires the Company to pay either $9,871,421 or $19,742,842, or approximately 1.5% and 3%, respectively, of the aggregate equity value of the transaction, if the Merger Agreement is terminated under specified circumstances. As such, this termination fee would require any competing bidder to agree to pay a naked premium simply for the right to provide PGI’s stockholders with a superior offer.

67. Ultimately, these preclusive deal protection provisions illegally restrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company. The narrow circumstances under which the Board may respond to alternative proposals and the Company’s inability to terminate the Merger Agreement if it accepts a superior proposal fail to provide an effective “fiduciary out” under the Merger Agreement.

The Materially False and Misleading Proxy

68. The Individual Defendants have a duty under Sections 14(a) and 20(a) of the Exchange Act to disclose all material information regarding the Proposed Transaction to PGI’s stockholders so that they can make a fully informed decision whether to vote in favor of the Proposed Transaction or seek to exercise their appraisal rights.

69. Nonetheless, the Proxy misrepresents and/or omits material information that is necessary for the Company’s stockholders to make an informed decision whether to vote in favor of the Proposed Transaction in violation of Sections 14(a) and 20(a) of the Exchange Act. Specifically, as set forth below, defendants failed to provide the Company’s stockholders with material information and/or provided them with materially misleading information concerning: (i) the Company’s financial projections; (ii) the financial analyses of the Proposed Transaction performed by Allen, PGI’s financial advisor; and (iii) the background of the Proposed Transaction.

Management’s Projections

70. The Proxy fails to fully disclose the PGI standalone financial projections provided by PGI management, on page 53 of the Proxy, which were relied upon by Allen for purposes of its analyses, for years 2015-2020, for the following items: (i) unlevered free cash flow, as used in Allen’s Discounted Cash Flow Analysis; (ii) levered free cash flow, as used in Allen’s Illustrative Leveraged Buyout Analysis; and (iii) a reconciliation of GAAP net income to non-GAAP UFCF and non-GAAP LFCF.

71. The Proxy further fails to disclose the line items for the stub period of the projections consisting of the second half of 2015.

72. The omission of this information renders the following statements in the Proxy false and/or materially misleading in contravention of the Exchange Act:

(a) from page 53 of the Proxy:

The following is a summary of the financial projections and forecasts prepared by PGi management ($ in millions):

May 2015

	2015F	2016P	2017P	2018P	2019P	2020P
Non-GAAP revenue(1)	$575,003	$598,666	$631,544	$671,087	$719,284	$775,512
Adjusted EBITDA(2)	$105,034	$119,491	$135,593	$156,027	$180,738	$209,658
Normalized free cash flow(3)	$56,951	$66,365	$75,114	$91,511	$111,373	$129,948
August 2015
	2015F	2016P	2017P	2018P	2019P	2020P
Non-GAAP revenue(1)	$571,027	$580,579	$599,028	$618,993	$639,588	$663,808
Adjusted EBITDA(2)	$107,462	$118,617	$127,838	$138,288	$148,852	$160,455
Normalized free cash flow(3)	$56,158	$67,104	$71,570	$79,994	$89,705	$96,962

(1)	Includes the deferred revenue from software licenses and related support contracts from PGi’s recent acquisitions.
(2)	Calculated as operating income before depreciation, amortization, restructuring costs and acquisition-related costs, and excludes equity-based compensation and the impact of purchase accounting adjustments related to deferred revenue.
(3)	Calculated as net cash provided by operating activities from continuing operations before the impact of payments for restructuring costs and cash payments for acquisition-related costs, less capital expenditures.

73. These statements in the Proxy are rendered false and/or misleading by the omissions identified in ¶71 as this information is integral to stockholders’ evaluation of the consideration being offered in the Proposed Transaction. These financial projections provide a sneak peek into PGI’s expected future performance (i.e., growth/profitability) and, consequently, its value as a standalone entity. More importantly, however, this expected performance is more reliable than similar forecasts prepared by third-party analysts and other non-insiders, as it comes from members of corporate management who have their fingers on the pulse of the Company. Accordingly, it is no surprise that financial projections are among the most highly sought-after disclosures by stockholders in the context of corporate transactions such as this.

Allen’s Financial Analyses

74. With respect to Allen’s Discounted Cash Flow Analysis, on page 49 of the Proxy, the Proxy fails to disclose: (i) the definition/formula for unlevered, after-tax free cash flow; (ii) the “other estimates of PGi management” that formed, in part, the basis for Allen’s DCF Analysis, and the quantification and basis for each such estimate; (iii) the implied perpetuity growth rate range corresponding to the assumed terminal pricing multiples resulting from this analysis; and (iv) identification, quantification and the source of the discount rate assumptions utilized in the analysis, including whether the discount rate is based on weighted average cost of capital or cost of equity.

75. The omission of this information renders the following statements in the Proxy false and/or materially misleading in contravention of the Exchange Act:

(a) from page 49 of the Proxy:

Discounted Cash Flow Analysis. Allen & Company performed a discounted cash flow analysis of PGi to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that PGi was forecasted to generate during the second half of the fiscal year ending December 31, 2015 through the full fiscal year ending December 31, 2020 based on internal financial forecasts and other estimates of PGi’s management. Terminal values for PGi were calculated by applying to PGi’s estimated EBITDA for the fiscal year ending December 31, 2020 a selected range of terminal value EBITDA multiples of 7.5x to 8.5x. The cash flows and terminal value were then discounted to present value (as of June 30, 2015) using discount rates ranging from 8.9% to 10.9%. For purposes of this analysis, equity-based compensation was treated as a non-cash expense. This analysis indicated the following approximate implied equity value per share reference range for PGi, as compared to the per share merger consideration:

Implied Equity Value Per Share Reference Range	Per Share Merger Consideration
$13.25 - $17.21	$14.00

76. The Proxy is false and/or misleading due to the omissions identified in 75 for a variety of reasons. First, the key input underlying Allen’s DCF analysis is the Company’s estimated unlevered free cash flows for the second half of fiscal year 2015 through 2020. Second, because DCF analyses are extremely sensitive to derivations in the inputs used (particularly those impacting projected cash flows), it is imperative that stockholders be provided with the information underlying the implied perpetuity growth rate range selected. Without the aforementioned omitted information, PGI stockholders cannot evaluate for themselves whether the analysis was performed properly and, in turn, determine what weight, if any, they should place on the analysis (and Allen’s fairness opinion as a whole) when deciding whether to vote to approve the Proposed Transaction.

77. With respect to Allen’s Selected Public Companies Analysis, on pages 47-48 of the Proxy, the Proxy fails to disclose: (i) a valuation summary detailing the calculation of fully diluted shares, equity value (at the unaffected price and the offer) and enterprise value (at the unaffected price and the offer); (ii) the objective selection criteria employed by Allen in selecting the companies analyzed; and (iii) the individual multiples for each of the selected public companies analyzed by Allen in the analysis.

78. The omission of this information renders the following statements in the Proxy false and/or materially misleading in contravention of the Exchange Act:

(a) from page 47 of the Proxy:

Selected Public Companies Analysis. In performing a selected public companies analysis of PGi, Allen & Company reviewed publicly available financial and stock market information of the following three selected companies that Allen & Company considered generally relevant as publicly traded companies with operations primarily in the unified communications and collaboration solutions and services industry, collectively referred to as the selected companies:

•	Polycom, Inc.

•	Vonage Holdings Corporation

•	West Corporation

Allen & Company reviewed, among other information, firm values, calculated as fully diluted equity values based on closing stock prices on September 9, 2015 plus total debt and minority interests (as applicable) less cash and cash equivalents, as a multiple of calendar year 2015 and calendar year 2016 estimated revenue and calendar year 2015 and calendar year 2016 estimated EBITDA. Estimated financial data of the selected companies were based on public filings, publicly available research analysts’ estimates and other publicly available information. Estimated financial data of PGi was based on internal financial forecasts and other estimates of PGi’s management. The overall low to high calendar year 2015 and calendar year 2016 estimated revenue multiples observed for the selected companies were 0.8x to 2.4x (with a mean of 1.6x and a median of 1.7x) and 0.8x to 2.3x (with a mean of 1.6x and a median of 1.6x), respectively, and the overall low to high calendar year 2015 and calendar year 2016 estimated EBITDA multiples observed for the selected companies were 4.9x to 11.1x (with a mean of 8.0x and a median of 8.0x) and 5.0x to 10.4x (with a mean of 7.7x and a median of 7.8x), respectively. Allen & Company then applied a selected range of calendar year 2015 and calendar year 2016 estimated revenue multiples derived from the selected companies of 1.35x to 1.85x and 1.25x to 1.75x, respectively, and a selected range of calendar year 2015 and calendar year 2016 estimated EBITDA multiples derived from the selected companies of 7.0x to 9.0x and 6.5x to 8.5x, respectively, to corresponding data of PGi. This analysis indicated the following approximate implied equity value per share reference ranges for PGi, as compared to the per share merger consideration:

Implied Equity Value Per Share Reference Ranges Based on:				Per Share Merger Consideration
CY 2015E Revenue	CY 2016E Revenue	CY 2015E EBITDA	CY2016E EBITDA
$9.57 - $15.64	$8.61 - $14.78	$9.17 - $13.74	$9.57 - $14.62	$14.00

79. These statements in the Proxy are rendered false and/or misleading by the omissions identified in ¶78 because such omissions are essential to stockholders’ ability to properly evaluate the analysis performed by Allen. Indeed, the selected comparable companies used in the analysis were chosen because Allen felt they all shared similarities to PGI. Invariably, however, some types of companies will share more similarities to PGI than others, so information relating to Allen’s perspectives on relative comparability is vital when evaluating the multiples implied by Allen’s forecasts, compared to the multiples from the companies Allen selected as part of this analysis. Without the aforementioned information, stockholders’ ability to understand Allen’s analysis is significantly limited, rendering them unable to make a fully-informed decision whether to vote to approve the Proposed Transaction.

80. With respect to Allen’s Selected Precedent Transactions Analysis, on pages 48-49 of the Proxy, the Proxy fails to disclose: (i) Allen’s objective selection criteria in choosing the selected transactions to analyze; (ii) the observed transaction-by-transaction enterprise values, pricing multiples, and financial metrics for each selected transaction; and (iii) whether Allen analyzed both pricing multiples (LTM EBITDA and NTM EBITDA) for the selected transactions.

81. The omission of this information renders the following statements in the Proxy false and/or materially misleading in contravention of the Exchange Act:

(a) from pages 48-49 of the Proxy:

Selected Precedent Transactions Analysis. In performing a selected precedent transactions analysis of PGi, Allen & Company reviewed, to the extent publicly available, financial information relating to 20 selected transactions that Allen & Company considered generally relevant as transactions involving target companies with operations in the conferencing and web-based collaboration solutions and services industry, collectively referred to as the selected transactions:

Announcement Date	Acquiror	Target
• August 2015	• Vonage Holdings Corp.	• iCore Networks, Inc.
• March 2015	• Vonage Holdings Corp.	• Simple Signal, Inc.
• November 2014	• Vonage Holdings Corp.	• Telesphere Networks Ltd.
• November 2013	• Mitel Networks Corporation	• Aastra Technologies Ltd.
• October 2013	• Vonage Holdings Corp.	• Vocalocity, Inc.
• September 2013	• PGi	• ACT Teleconferencing, Inc.
• August 2013	• NTT Communications Corporation	• Arkadin SAS
• December 2011	• Arkadin, Inc.	• Conference Plus, Inc.
• August 2011	• GMT Communications Partners/Management	• MeetingZone Limited
• June 2011	• Polycom, Inc.	• Hewlett-Packard Corporation (visual collaboration business)
• April 2011	• West Corporation	• Smoothstone IP Communications
• December 2010	• Citrix Systems Inc.	• Netviewer AG
• November 2009	• Logitech Inc.	• LifeSize Communications Inc.
• February 2008	• West Corporation	• Genesys S.A.
• October 2007	• AT&T, Inc.	• Interwise, Inc.
• June 2007	• Silver Lake/TPG Capital	• Avaya Inc.
• March 2007	•Cisco Systems Inc.	• WebEx Communications
• May 2006	• Quadrangle Capital/Thomas H. Lee Partners	• West Corporation
• February 2006	• West Corporation	• Raindance Communications Inc.
• May 2005	• InterCall Inc. (West Corporation)	• Sprint Corporation (conferencing assets)

Allen & Company reviewed, among other information, firm values, calculated as the purchase prices paid for the target companies in the selected transactions plus total debt and minority interests (as applicable) less cash and cash equivalents, as a multiple of such target companies’ latest 12 months revenue and next 12 months estimated revenue and latest 12 months EBITDA and next 12 months estimated EBITDA. Financial data of the selected transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of PGi was based on

PGi’s public filings and internal financial forecasts and other estimates of PGi’s management. The overall low to high latest 12 months revenue and next 12 months estimated revenue observed for the selected transactions were 0.5x to 7.3x (with a mean of 2.5x and a median of 1.9x) and 0.5x to 6.1x (with a mean of 2.3x and a median of 1.8x), respectively, and the overall low to high latest 12 months EBITDA and next 12 months estimated EBITDA multiples observed for the selected transactions were 6.0x to 33.8x (with a mean of 12.9x and a median of 8.6x) and 5.8x to 18.7x (with a mean of 9.7x and a median of 8.1x), respectively. Allen & Company then applied a selected range of latest 12 months revenue and next 12 months estimated revenue multiples derived from the selected transactions of 1.20x to 2.00x and 1.20x to 2.00x, respectively, to PGi’s latest 12 months revenue (as of June 30, 2015) and next 12 months estimated revenue, respectively, and applied a selected range of latest 12 months EBITDA and next 12 months estimated EBITDA multiples derived from the selected transactions of 7.5x to 9.5x and 7.0x to 9.0x, respectively, to PGi’s latest 12 months (as of June 30, 2015) EBITDA and next 12 months estimated EBITDA, respectively. This analysis indicated the following approximate implied equity value per share reference ranges for PGi, as compared to the per share merger consideration:

Implied Equity Value Per Share Reference Ranges Based on:				Per Share Merger Consideration
Latest 12 Months Revenue	Next 12 Months Revenue	Latest 12 Months EBITDA	Next 12 Months EBITDA
$7.65 - $17.31	$7.87 - $17.67	$9.57 - $13.94	$10.00 - $14.81	$14.00

82. These statements in the Proxy are rendered false and/or misleading by the omissions identified in 81 because, without the objective selection criteria employed by Allen and the individually observed multiples for the chosen comparable transactions, stockholders are unable to adequately assess whether PGI is being appropriately valued in relation to the precedent transactions selected and reviewed by Allen. For example, without this information, stockholders have a limited ability to gauge whether the applied multiples are appropriate given the differences between PGI and the subject transactions.

83. With respect to Allen’s Illustrative Leveraged Buyout Analysis, on pages 49-50 of the Proxy, the Proxy fails to disclose: (i) the basis for Allen’s assumption of pro forma leverage of 6.0x; (ii) the assumed cost of debt, and the basis therefor; (iii) the assumed debt maturity schedule, if applicable, and the basis therefor; and (iv) identification, quantification and the source of the discount rate assumptions utilized in the analysis, including whether the discount rate is based on weighted average cost of capital or cost of equity.

84. The omission of this information renders the following statements in the Proxy false and/or materially misleading in contravention of the Exchange Act:

Illustrative Leveraged Buyout Analysis. Allen & Company performed an illustrative leveraged buyout analysis of PGi based on internal financial forecasts and other estimates of PGi’s management by calculating a range of theoretical purchase prices that could be paid by a hypothetical financial buyer in an acquisition of PGi assuming, among other things, pro forma leverage of 6.0x PGi’s calendar year 2015 estimated EBITDA and a 5 1/2-year investment period. Estimated exit value ranges for PGi were calculated by applying to PGi’s estimated EBITDA for the calendar year ending December 31, 2020 a selected range of EBITDA exit multiples of 7.5x to 8.5x. A range of theoretical purchase prices was then derived based on an illustrative exit transaction at the end of PGi’s calendar year ending December 31, 2020 and an assumed range of internal rates of return for a financial buyer of 20% to 30%. This analysis indicated the following approximate implied equity value per share reference range for PGi, as compared to the per share merger consideration:

Implied Equity Value Per Share Reference Range	Per Share Merger Consideration
$8.77 - $12.09	$14.00

85. The Proxy is false and/or misleading due to the omissions identified in 84 because, without the omitted information, PGI stockholders cannot evaluate for themselves whether the analysis was performed properly and, in turn, determine what weight, if any, they should place on the analysis (and Allen’s fairness opinion as a whole) when deciding whether to vote to approve the Proposed Transaction.

Sales Process Leading to the Proposed Transaction

86. With respect to the sales process that led to the Proposed Transaction, the Background of the Merger section contained on pages 34-39 of the Proxy is materially deficient in that it fails to disclose:

(a) Whether any of the 12 strategic parties contacted in late 2013 expressed an interest in a strategic alternative other than an acquisition of the Company, including for example, a merger, strategic alliance, reseller relationship, or other partnership opportunity;

(b) The implied preexisting relationship between William Blair and Siris, and William Blair and certain members of PGI senior management, resulting in William Blair contacting PGI senior management on behalf of Siris in May 2014;

(c) Any information or rationale for the termination of discussions between Siris and PGI in January 2015;

(d) Any information, rationale, or change of circumstance resulting in the re-initiation of discussions between Siris and PGI in March 2015, only two months after inexplicably terminating discussions in January 2015;

(e) The members of PGI’s Board or executive team leading discussions with Siris on behalf of PGI at several in-person meetings in May and June 2015;

(f) The aggregate transaction value implied by Siris’s May 22, 2015 indication of interest of $13.50-$14.50 per share;

(g) Any information or rationale for Siris’s belief that a pre-signing market check by PGI would be unnecessary;

(h) The aggregate transaction value implied by Siris’s July 17, 2015 indication of interest of $13.75 per share;

(i) Any information relating to the specific “concerns” or “risks” shared by Siris which resulted in the downward adjustment of the offer price on July 17, 2015;

(j) The criteria used to select Defendants Harris, Cassidy, and Draughon to the negotiation committee, the committee’s role and responsibilities throughout the sales process, and the rationale for directing senior management to continue negotiations at the July 27, 2015 Board meeting when the Board had just authorized a negotiation committee;

(k) The rationale for granting Siris an exclusivity arrangement when negotiations had been exclusive the entire sales process; and

(l) Any information relating to certain standstill provisions binding at least three interested parties contacted during the go-shop period, including but not limited to: (i) whether these provisions are still binding, or have since fallen away, allowing these parties to potentially make a topping bid; and (ii) whether any party contacted during the go-shop expressed reluctance to enter into a confidentiality agreement with the Company as a result of these standstill provisions.

87. The Proxy is false and/or misleading due to the omissions identified in 87 because it does not give stockholders material information that will allow them to fairly assess the process undertaken by the Board leading up to the Proposed Transaction.

88. Defendants’ failure to provide PGI stockholders with the foregoing material information constitutes a violation of Sections 14(a) and 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The Individual Defendants were aware of their duty to disclose this information and acted negligently (if not deliberately) in failing to include this information in the Proxy. Absent disclosure of the foregoing material information prior to the stockholder vote on the Proposed Transaction, Plaintiff and the other members of the Class will be unable to make a fully-informed decision whether to vote in favor of the Proposed Transaction and are thus threatened with irreparable harm warranting the injunctive relief sought herein.

89. Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that the Company’s stockholders will continue to suffer absent judicial intervention. Plaintiff and the other members of the Class are immediately threatened by the wrongs complained of herein, and lack an adequate remedy at law.

COUNT I

Violations of Section 14(a) of the Exchange Act

and Rule 14a-9 Promulgated Thereunder

(Against all Defendants)

90. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.

91. SEC Rule 14a-9, 17 C.F.R. § 240.14a-9, promulgated pursuant to

Section 14(a) of the Exchange Act, provides:

No solicitation subject to this regulation shall be made by means of any proxy statement, form of proxy, notice of meeting or other communication, written or oral, containing any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

92. During the relevant period, the Individual Defendants disseminated the false and misleading Proxy specified above, which failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in violation of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder.

93. By virtue of their positions within the Company, the Individual Defendants were aware of this information and of their duty to disclose this information in the Proxy. The Proxy was prepared, reviewed, and/or disseminated by the Individual Defendants. The Proxy misrepresented and/or omitted material facts, including material information about the unfair sale process for the Company, the unfair consideration offered in the Proposed Transaction, and the actual intrinsic value of the Company’s assets. The Defendants were at least negligent in filing the Proxy with these materially false and misleading statements. The Defendants have also failed to correct the Proxy, and the failure to update and correct false statements is also a violation of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder.

94. The omissions and false and misleading statements in the Proxy are material in that a reasonable stockholder would consider them important in deciding how to vote on the Proposed Transaction. In addition, a reasonable investor would view a full and accurate disclosure as significantly altering the “total mix” of information made available in the Proxy and in other information reasonably available to stockholders.

95. By reason of the foregoing, the Defendants have violated Section 14(a) of the Exchange Act and Rule 14a-9(a) promulgated thereunder.

96. Unless the Individual Defendants are enjoined by the Court, they will continue to breach their duties owed to Plaintiff and the members of the Class, to the irreparable harm of the members of the Class.

97. Because of the false and misleading statements in the Proxy, Plaintiff and the Class are threatened with irreparable harm, rendering money damages inadequate. Without this information, Plaintiff and PGI shareholders will be prevented from intelligently and rationally deciding for themselves whether they approve of the merger or desire to seek appraisal. Therefore, injunctive relief is appropriate to ensure the Individual Defendants’ misconduct is corrected.

COUNT II

Violation of Section 20(a) of the Exchange Act

(Against All Individual Defendants)

98. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.

99. The Individual Defendants acted as controlling persons of PGI within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of PGI and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Proxy filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision-making of the Company, including the content and dissemination of the various statements which Plaintiff contends are false and misleading.

100. Each of the Individual Defendants was provided with or had unlimited access to copies of the Proxy and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

101. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, each of the Individual Defendants is presumed to have had the power to control or influence the particular transactions giving rise to the securities violations as alleged herein, and exercised the same. The Proxy at issue contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were, thus, directly involved in the making of this document.

102. In addition, as the Proxy sets forth at length, and as described herein, the Individual Defendants were each involved in negotiating, reviewing, and approving the Proposed Transaction. The Proxy purports to describe the various issues and information that they reviewed and considered — descriptions that had input from the Individual Defendants.

103. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

104. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) and Rule 14a-9, promulgated thereunder, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Defendants’ conduct, PGI’s stockholders will be irreparably harmed.

105. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

JURY DEMAND

Plaintiff demands a trial by jury of all issues so triable.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands judgment as follows:

A. Declaring this action to be a proper class action and certifying Plaintiff as Class representative and Plaintiff’s counsel as Class counsel;

B. Preliminarily and permanently enjoining Defendants and all those acting in concert with them from consummating the Proposed Transaction unless and until Defendants disclose the material information identified above that has been omitted from the Proxy;

C. Directing the Defendants to account to Plaintiff and the Class for all damages suffered as a result of their wrongdoing;

D. Awarding Plaintiff fees and expenses in connection with this litigation, including reasonable attorneys’ and experts’ fees and expenses; and

E. Granting such other and further relief as the Court deems just and proper.

Respectfully submitted this 10th day of November, 2015.

/s/ David A. Bain
David A. Bain
Georgia Bar No. 032449
LAW OFFICES OF DAVID A. BAIN, LLC
1050 Promenade II
1230 Peachtree St., NE
Atlanta, GA 30309
Tel: (404) 724-9990
Fax: (404) 724-9986 dbain@bain-law.com

LEVI & KORSINSKY, LLP
Shane T. Rowley
30 Broad Street, 24th Floor
New York, NY 10004
(212) 363-7500
Attorneys for Plaintiff

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